Exhibit 99.1

Marvell Completes Acquisition of Aquantia

Accelerating Multi-Gig Ethernet Technology Leadership

SANTA CLARA, Calif. (September 19, 2019) – Marvell (NASDAQ: MRVL) today announced that it has completed its acquisition of Aquantia, Corp. (NYSE: AQ). Aquantia pioneered Multi-Gig technology – now the basis for high speed networking in a broad range of applications from enterprise campuses to autonomous cars. Marvell’s combined portfolio of industry-leading PHYs, switches and processors creates an unparalleled networking platform and enables customers to develop systems that span megabits to terabits per second.

“Our acquisition of Aquantia adds highly innovative networking solutions and tremendous engineering talent, allowing us to create an industry-leading mixed signal design team with a well-established track record of execution,” said Matt Murphy, president and CEO of Marvell. “We’re now better positioned to capitalize on market opportunities spanning our enterprise, data center and automotive customers. In particular, Marvell is poised to transform high speed in-vehicle networking and ultimately empower the future of autonomous driving.”

As part of the acquisition, Aquantia’s Chairman and CEO, Faraj Aalaei, is joining Marvell in a senior leadership position.

About Marvell

Marvell first revolutionized the digital storage industry by moving information at speeds never thought possible. Today, that same breakthrough innovation remains at the heart of the company’s storage, processing, networking, security and connectivity solutions. With leading intellectual property and deep system-level knowledge, Marvell’s semiconductor solutions continue to transform the enterprise, cloud, automotive, industrial and consumer markets. To learn more, visit: https://www.marvell.com.

Marvell Media Relations

Kristin Hehir

Senior Manager, Public Relations

408-222-8744

kristinh@marvell.com

Hanna Kang

Senior Manager, Public Relations

408-222-3780

hhkang@marvell.com